ARTICLES OF INCORPORATION
                                       OF
                       SENTRY COMMUNICATION SERVICES, INC.

                                    ARTICLE I

                       Corporate Name and Principal Office
                       -----------------------------------

     The name of this corporation is Sentry Communication Services, Inc. and its principal office and mailing address is 4827 Highlands Place Drive, Lakeland, FL 33813.

                                   ARTICLE II

                       Commencement of Corporate Existence
                       -----------------------------------

         The corporation shall come into existence on June 21, 1996.

                                   ARTICLE III

                           General Nature of Business
                           --------------------------

     This corporation may engage in any activity or business permitted under the laws of the United States or of the State of Florida.

                                   ARTICLE IV

                              Common Capital Stock
                              --------------------

     The aggregate number of shares of common stock that this corporation shall be authorized to have outstanding at any one time shall be 50 million shares of common stock at no par per share. Each share of issued and outstanding common stock shall entitle the holder thereof to participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the corporation upon liquidation or dissolution.


                                    ARTICLE V

                       Initial Registered Office and Agent
                       -----------------------------------

     The street address of the initial registered office of the corporation shall be 4827 Highlands Place Drive, Lakeland, Florida 33813, and the initial registered agent of the corporation at such address is Donald R. Mastropietro.

                                   ARTICLE VI

                                  Incorporator
                                  ------------

     The name and address of the corporation's incorporator is:


NAME                                        ADDRESS
----                                        -------

Donald R. Mastropietro                      4827 Highlands Place Drive
                                            Lakeland, FL  33813


                                   ARTICLE VII

                                     By-Laws
                                     -------

     The power to adopt, alter, amend or repeal by-laws of this corporation shall be vested in its shareholders and separately in its Board of Directors, as prescribed by the by-laws of the corporation.


                                  ARTICLE VIII

                                 Indemnification
                                 ---------------

     If in the judgment of a majority of the entire Board of Directors, (excluding from such majority any director under consideration for indemnification), the criteria set forth in 607.0850(1) or (2), Florida Statutes, as then in effect, have been met, then the corporation shall indemnify any director, officer, employee, or agent thereof, whether current of former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by 607.0850, as then in effect, or by any successor law thereto.

     IN WITNESS WHEREOF, the undersigned has executed these Articles this 20th day of June, 1996.


                                           -------------------------------------
                                           Donald R.Mastropietro

                             CERTIFICATE DESIGNATING
                                REGISTERED AGENT
                                ----------------

     Pursuant to the provisions of 48.091 and 607.0501, Florida Statutes, Sentry Communication Services, Inc., desiring to organize under the laws of the State of Florida, hereby designates Donald R. Mastropietro, an individual resident of the State of Florida, as its Registered Agent for the purpose of accepting service of process within such State and designates 4827 Highlands Place Drive, Lakeland, Florida 33813, the business office of its Registered Agent, as its Registered Office.


                                        SENTRY COMMUNICATION SERVICES, INC.



                                        By:
                                           -------------------------------------
                                           Donald R. Mastropietro, Incorporator


                                 ACKNOWLEDGMENT
                                 --------------

     I hereby accept my appointment as Registered Agent of the above named corporation, acknowledge that I am familiar with and accept the obligation imposed by Florida law upon that position, and agree to act as such in accordance with provisions of 48.091 and 607.0505, Florida Statutes.



                                          --------------------------------------
                                          Donald R. Mastropietro